Exhibit 10.40

AMENDED AND RESTATED

MAKE WHOLE AGREEMENT

This AMENDED AND RESTATED MAKE WHOLE AGREEMENT (the “Agreement”) by and among INFINITE CONFERENCING PARTNERS, LLC, a Florida limited liability company (the “Company”), INFINITE CONFERENCING, INC., a Florida corporation (the “ICI”), and Onstream Media Corporation, a Florida corporation (“Parent”) is entered into this 30th day of June, 2016 (the “Effective Date”).

RECITALS

WHEREAS, Company, ICI and Parent entered into a Make Whole Agreement on February 28, 2015 having as its subject certain customer accounts sold by ICI to the Company on that date; and

WHEREAS, Company, ICI and Parent entered into an Amended and Restated Make Whole Agreement on December 16, 2015 having as its subject certain customer accounts sold by ICI to the Company on that date; and

WHEREAS, the Company and Manager are entering into this Agreement in order to include additional customer accounts being sold by ICI to the Company as of the date of this Agreement; and

WHEREAS, pursuant to (i) that certain bill of sale between ICI and the Company dated even herewith, that bill of sale between ICI and Company dated December 16, 2015 and (iii) that bill of sale between ICI and Company dated February 28, 2015, ICI sold certain customer accounts (the “Customer Accounts”) to the Company; and

WHEREAS, to incentivize the Company to purchase the Customer Accounts, ICI and Parent desire to provide assurances to the Company that the annual revenue received from the Customer Accounts shall not be less than Four Million Nine Hundred Thousand Dollars ($4,900,000) (the “Baseline Revenue”) and to agree to make whole any Shortfall (as hereinafter defined) in the event the Customer Accounts fail to generate eighty percent (80%) of the Baseline Revenue.  The “Shortfall” shall be the difference between the actual uncontested bona fide revenue generated by the Customer Accounts and the Baseline Revenue.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and the foregoing recitals, which are hereby made part of this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, ICI and Parent hereby agree as follows:

1.     Baseline Revenue.  ICI and Parent hereby represent that the Customer Accounts are expected to generate annual revenue of approximately Four Million Nine Hundred Thousand Dollars ($4,900,000), based on past performance.

2.    Quarterly Calculation of Baseline Revenue.  The revenue generated by the Customer Accounts shall be calculated on a quarterly basis to determine if the Baseline Revenue is satisfied (each calculation, a “Quarterly Calculation”).  ICI shall provide a certificate (the “Certificate”) to the Company in the form of Schedule 1 attached hereto within thirty (30) days of the end of each calendar quarter with respect to such calendar quarter.

3.     Make Whole.  After each Quarterly Calculation (determined by multiplying the revenue of said quarter by four (4)), if the annualized uncontested bona fide revenue  from the Customer Accounts is less than eighty percent (80%) of the Baseline Revenue, ICI and Parent hereby agree to (i) transfer cash to the extent due on a quarterly basis (due within five (5) days after the date by which the Certificate is due) to the Company in an amount equal to the Shortfall (which cash shall be considered to be revenue from the Customer Accounts for purposes of this Agreement and related agreements between the parties hereto), or (ii) transfer additional customer accounts to the Company (which transferred accounts shall then be included in Customer Accounts) provided such transferred customer accounts are expected to generate an annual revenue equal to or greater than the Shortfall.

4.    Obligation to Continue Distributions.  In the event that there is any impediment, which directly or indirectly is caused by, or relates in any way to ICI or Parent (including Bankruptcy), which would prevent more than 20% of the revenue from the Customer Accounts being earned or distributed, ICI and Parent hereby agree to take all necessary steps to ensure that such impeded revenue or revenue shortfall is otherwise earned or distributed or shall pay the amount of such impeded revenue or revenue shortfall to the Company to the extent due on a quarterly basis (within five (5)  days of that date by which the Certificate is to be provided). For purposes of this Agreement, “Bankruptcy” means the filing under Title 11 of the United States Code, as amended (which in the case of an involuntary petition, is not dismissed or stayed within 60 days of the filing of such petition).

5.     Term.  This Agreement shall remain in full force and effect for such time as the Amended and Restated Management Services Agreement between ICI and the Company dated as of even date herewith (the “Management Services Agreement”)  is in full force and effect (the “Term”).  Thereafter, ICI and Parent shall have no obligation to make the Company whole in the event that eighty percent (80%) of Baseline Revenue is not met, but shall remain liable for all shortfalls arising prior to the effective date of termination of this Agreement.

6.     Joint and Several Liability.  ICI and Parent shall be joint and severally liable for all obligations due under this Agreement.

7.     Amendments.  Neither this instrument nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

8.     No Waiver.  No delay or failure by the Company to exercise any right, power or privilege under this Agreement shall operate as a waiver of any such privilege, power or right.

9.     Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to conflict of law principles.

10.   Counterparts.  This Agreement may be executed in one or more counterparts, each of which taken together shall constitute one and the same instrument.

11.   Section Headings.  The Section Headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

12.   Notice.  All notices, demands, and communications required or permitted under this Agreement will be in writing and will be effective if served upon such other party and such other party’s copied persons as specified below to the address set forth for it below (or to such other address as such party will have specified by notice to each other party) if (i) delivered personally, (ii) sent and received by facsimile or (iii) sent by certified or registered mail or by Federal Express, DHL, UPS or any other comparably reputable overnight courier service, postage prepaid, to the appropriate address as follows:

If to Company:

Infinite Conferencing Partners, LLC

3091 Ira Road

Bellmore, NY  11710

Attention:  Jeffrey Miller

Telephone: 516-375-9750

If to ICI:

Infinite Conferencing, Inc.

100 Morris Avenue – Suite 302

Springfield, NJ  07081

Attention:  Randy S. Selman

Telephone:  954-917-6655

Facsimile:  954-917-0575

If to Parent:

Onstream Media Corporation

1291 SW 29 Avenue

Pompano Beach, FL  33069

Attention:  Randy S. Selman

Telephone:  954-917-6655

Facsimile:  954-917-0575

Unless otherwise specified herein, such notices or other communications will be deemed effective, (a) on the date received, if personally delivered or sent by facsimile during normal business hours, (b) on the business day after being received if sent by facsimile other than during normal business hours, (c) one business day after being sent by Federal Express, DHL or UPS or other comparably reputable delivery service and (d) five business days after being sent by registered or certified mail.  Each of the parties hereto will be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

13.   Prevailing Attorneys’ Fees.  If any of the Company, ICI or the Parent take any action to enforce the terms hereof or to declare rights hereunder, the prevailing party (or parties) in any such dispute or action shall be entitled to such party’s (or parties’) court costs and actual attorneys’ fees and costs, whether incurred before, at trial or on appeal or in any bankruptcy or other proceeding (including court order mediation or binding arbitration, if agreed to), to be paid by the non-prevailing party (or parties).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year above written.

INFINITE CONFERENCING PARTNERS, LLC

By: /s/ Jeffrey Miller

Name: Jeffrey Miller

Title:  Managing Partner

INFINITE CONFERENCING, INC.

By: /s/ Randy S. Selman

Name: Randy S. Selman

Title: Chief Executive Officer

ONSTREAM MEDIA CORPORATION

By: /s/ Randy S. Selman

Name: Randy S. Selman

Title: President

SCHEDULE 1

To: INFINITE CONFERENCING PARTNERS, LLC

Infinite Conferencing, Inc. hereby certifies that the bona fide revenues generated by Infinite Conferencing Partners, LLC Customer Accounts during the calendar quarter ending ______________________ are $______________.

INFINITE CONFERENCING, INC.

Signed By: __________________________

Print Name:

Title:

Date: